[DELOITTE & TOUCHE LETTERHEAD]




May 1, 2000


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

Re:   Realmark Property Investors Limited Partnership VIA
      (Commission File #:  0-17466)

We have read Item 4 of Form 8-K/A - Amendment No. 2, of Realmark Property Investors Limited Partnership VIA (the "Company") dated April 17, 2000 and have the following comments:

1. We agree with the statements made in the first paragraph. With respect to our "resignation letter", our letter was the standard AICPA SEC Practice Section Notification Letter confirming the cessation of the client-auditor relationship, a copy of which was provided to the Office of the Chief Accountant of the Securities and Exchange Commission.

2. We agree with the statements made in the second, third, fourth & fifth paragraphs.

3. We agree with the statements made in the sixth paragraph, however, we believe that the statements made regarding the "Draft Letter" require clarification. The document referred to as the "Draft Letter" is a draft of our report dated April 30, 1999 that communicates certain matters considered to be material weaknesses in the Company's internal controls as well as certain other observations regarding internal controls and other matters relating to the Company.

4. We agree with the statements made in the seventh, eighth and ninth paragraphs.

5. We have no basis for agreeing or disagreeing with the statements made in the tenth and eleventh paragraphs.

6.     We agree with the statements made in the twelfth paragraph.

Very truly yours,

Deloitte & Touche LLP